EXHIBIT 99.1

Puissant Industries, Inc.'s Board of Directors and Consenting Shareholders Approve a 20% Common Stock Share Dividend

London, Kentucky – (BUSINESS WIRE)– August 18, 2014. Puissant Industries, Inc. (OTCBB: PSSS) (the “Company”) is pleased to announce that on August 18, 2014 its Board of Directors and Consenting Shareholders constituting 75.76% of the Company’s outstanding shares approved of the Company filing Articles of Amendment to the Company’s Articles of Incorporation with the State of Florida, which will affect a two (2) shares for every ten (10) Shares Dividend of the Company’s issued and outstanding common stock shares (the “Share Dividend”). The record date of the Share Dividend is September 4, 2014; the ex-dividend date is September 2, 2014.

About Puissant Industries, Inc.

Puissant Industries, Inc. is engaged in oil and gas exploration and development activities in fractured shale formations located in Eastern Kentucky. Puissant’s business strategy is to grow its reserves, production and cash flow on a cost-efficient basis. The key elements of this business strategy includes:

●	Developing and exploiting Puissant’s existing properties with a multi-year drilling program in the Appalachian Basin Devonian Shale;
●	Maintain long-life reserve base by focusing on acreage acquisition and development activities on resources that target long-life gas and oil reserves;
●	Use a disciplined financial approach to be financially strong, yet flexible, through the prudent management of our balance sheet and active management of commodity price volatility.

Disclaimer

Statements made in this press release that express the Company or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. You should review all of the Company’s filings, most significantly its periodic reports that are available at www.sec.gov. The Company cannot guarantee future financial results, levels of activity, performance or achievements and investors should not place undue reliance on the Company’s forward-looking statements. Readers are cautioned that the Share Dividend is subject to SEC Regulatory Review of the Preliminary Information Statement (followed by the filing of a Definitive Information Statement), filing Articles of Amendment with the State of Florida and FINRA filings that are subject to their review and approval of the Share Dividend.

No information contained in this press release should be construed as any indication whatsoever of: (a) the Company's future stock price; (b) the Company's future financial results; (c) whether the Share Dividend will have any positive effect upon the trading of the Company’s stock. The forward-looking statements contained herein represent the judgment of the Company as of the date of this press release -- the Company expressly disclaims any intent, obligation or undertaking to update or revise such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:
For Puissant Industries, Inc.:
Mark Holbrook, Chief Executive Officer
(606) 864-3161